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[Southern Farm Bureau letterhead]



                                 April 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen,

With reference to the Registration Statement on Form N-4 filed by Southern Farm Bureau Life Insurance Company ("Company") and its Southern Farm Bureau Life Variable Account with the Securities and Exchange Commission covering certain variable annuity contracts (File Nos. 333-79865; 811-09371), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1) The Company is duly organized and validly existing under the laws of the State of Mississippi.

(2) The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statement will constitute legal, validly issued and binding obligations of Southern Farm Bureau Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statement and to the reference to my name under the caption "Experts" in the Statement of Additional Information contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                               Very truly yours,

                                               /s/ Joseph A. Purvis

                                               Joseph A. Purvis
                                               Vice President & General Counsel
                                               Southern Farm Bureau Life
                                               Insurance Company